Exhibit 10.3

May 22, 2015
W. Jay Ramsey, M.D., Ph.D.
1909 NW Pleasant Street
Ankeny, IA 50023

Re:    Your Retirement
Dear Jay:
You have informed us that you wish to retire from NewLink Genetics Corporation (the “Company”) effective May 22, 2015. This letter agreement (the “Agreement”) sets forth the benefits we have agreed to provide you in recognition of your exemplary service and many contributions to the Company’s success.
1.Retirement Date and Final Salary Payment. You hereby resign from your position as Clinical and Regulatory Compliance Officer of the Company, and from any other office or position you may hold with the Company or any affiliated entity, effective as of May 22, 2015 (the “Retirement Date”). On the next payroll date following your Retirement Date, the Company will pay you all accrued salary earned, and all accrued unused vacation, through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
2.Retirement Benefits. In consideration for the release of claims you are providing herein, and for all other promises you are making and obligations you are undertaking in this Agreement, if you sign this Agreement, allow it to become effective, and comply with your obligations under it, the Company shall provide you with the following retirement benefits (the “Retirement Benefits”):
(a)Special Bonus Payment. On the first regular payroll date after 10 business days after the Retirement Date or the Effective Date of this Agreement, the Company will pay you a special bonus equal to six (6) months of your base salary in effect as of the Retirement Date (the “Special Bonus Payment”), totaling $172,900, subject to standard withholdings and deductions.
(b)Healthcare Continuation Coverage and Premium Payments.
(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after your Retirement Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish to do so.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums for continuation of your basic medical, dental and vision coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on your Retirement Date and ending on the earliest to occur of: (i) November 30, 2015; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you shall immediately provide written notification of such event to the Company’s Human Resources manager.
(iii)Alternative Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall pay you, on the first day of each calendar month following

Exhibit 10.3

such determination, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Alternative Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Alternative Cash Payments toward the cost of COBRA premiums.
(c)Equity Vesting and Extended Exercise. You have been granted options to purchase shares of the Company’s common stock (the “Options”) and certain restricted stock units (the “RSUs”) pursuant to the Company’s 2000 and/or 2009 Equity Incentive Plans (the “Plans”). Under the terms of the applicable governing agreements and Plan documents, vesting of any unvested Options or RSUs would cease on your Retirement Date. However, as an additional benefit under this Agreement, the Company will: (a) accelerate the vesting of all of your outstanding and unvested equity awards that were granted on or prior to December 31, 2014 (the “Accelerated Grants”) such that one-hundred percent (100%) of the shares subject to such Options underlying the Accelerated Grants shall be deemed vested and exercisable as of the Retirement Date (the “Accelerated Vesting”); and (b) extend your exercise period under the governing agreements and Plan documents so that you shall have until December 31, 2015 to exercise any or all of your vested Options (including any options accelerated hereunder) (the “Extended Exercise Period”). All equity awards that were granted to you on or subsequent to January 1, 2015 will vest according to their terms through the Retirement Date. Except as expressly provided in this Section, the Options and the RSUs held by you will continue to be governed by the terms of the governing agreements and Plan documents. You acknowledge and agree that for any portion of the Options previously classified as incentive stock options, extending the exercise period may change their tax treatment; and you should seek advice from your own tax advisors on this extension.
3.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive after your Retirement Date any additional compensation, severance or benefits, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions or equity (other than as provided or referenced herein).
4.Expense Reimbursements. You agree that, within thirty (30) days of your Retirement Date, you will submit to the Company your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
5.Return of Company Property. No later than the close of business on your Retirement Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property or information in your possession or control (collectively, “Company Property”), including, but not limited to: Company hardcopy and softcopy files, databases, notes, emails, correspondence, financial and operational information, current or potential customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, electronically or computer-recorded information, tangible property and equipment (including, but not limited to, computing and communications devices, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions or embodiments thereof in whole or in part and in any medium. You shall make a diligent search to locate any such Company Property by the close of business on your Retirement Date. In addition, if you have used any personally owned computing or communication device, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your Retirement Date, you shall permanently delete and expunge such confidential or proprietary information from those systems without

Exhibit 10.3

retaining any reproductions (in whole or in part); and you agree to make any such device or system available for inspection and analysis by the Company, upon its request, in order to permit the Company to determine whether you are in compliance with the provisions of this Section. Your timely compliance with the provisions of this Section is a precondition to your receipt of the Retirement Benefits and other benefits provided hereunder.
6.Proprietary Information, Non-Solicitation and Non-Competition Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreements executed on March 7, 2013 (attached hereto as Exhibit A), effective as of the beginning of your employment with the Company and continuing (as provided therein) following the Retirement Date, including but not limited to your obligations not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and non-solicitation restrictions.
7.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.
8.Public Statements. Both the Company and you shall respond to third party inquiries, and the Company may issue a press release, effectively stating that you have retired from your position as Clinical and Regulatory Compliance Officer, and from your employment with the Company, effective as of the Retirement Date.
9.Cooperation.
(a)Transition Briefings. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, transitioning any work relationships and providing detailed oral and written briefings (as requested) with respect to any past or present work activities and institutional knowledge, to such other persons as may be designated by the Company. By way of example and not limitation, in the event that the Company’s Executives requests transition briefing information from you regarding any Company matters that were within your areas of responsibility, in which you were involved, or about which you are knowledgeable, you will make yourself available to respond to such inquiries with reasonable promptness, either telephonically or by email (as requested), unless the Company requests that you come to the Company for such discussion or to review certain documents or materials related to the inquiry.
(b)No Voluntary Adverse Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any third party (including both persons and entities) in connection with any claim or cause of action of any kind brought against, or being prepared against, the Company by any third party, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that you may respond accurately and fully to any questions, inquiry or request for information as required by legal process (e.g., a valid subpoena or other similar compulsion of law) or in response to a specific inquiry in a government investigation.
(c)Other Voluntary Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

Exhibit 10.3

10.No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
11.General Release of Claims.
(a)General Release. In exchange for the Severance Benefits and any other commitments by the Company herein, you hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, consultants, shareholders, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). You hereby covenant not to file any lawsuits, administrative proceedings, charges or other claims with regard to the Released Claims, other than the Excluded Claims described below.
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising from or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company (except as expressly provided herein), including but not limited to salary, bonuses, commissions, vacation pay, paid time off, expense reimbursement, severance pay, fringe benefits, profit sharing, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to any claims arising under or based on your employment offer letter or subsequent Employment Agreement; (iv) all tort claims, including but not limited to claims for battery, negligence, fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Equal Pay Act of 1963, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (as amended) as related to severance benefits, the Iowa Civil Rights Act of 1965 and the Iowa Wage Payment Collection Law.
(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) rights to unemployment insurance benefits; (ii) rights to any workers’ compensation disability benefits, claims and payments, if applicable; (iii) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, or under Company bylaws or articles, or under applicable law; (iv) any rights which are not waivable as a matter of law; and (v) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Iowa Civil Rights Commission, or any other government agency, provided that you agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Released Claims.
(d)ADEA Waiver. You acknowledge that, by giving the general release above, you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company’s Chief Executive

Exhibit 10.3

Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
12.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
13.Section 409A.
(a)Compliance and Interpretation. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be interpreted in a manner that complies with the Section 409A requirements. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(b)Required Six Month Delay For Deferred Compensation Payments. Notwithstanding any provision to the contrary in this Agreement, because you are deemed by the Company to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and the Deferred Salary Payment is deemed to be “deferred compensation,” subject to the Section 409A requirements, then in order to avoid adverse tax consequences to you under Section 409A, the Deferred Salary Payment will not be made to you until the first regularly scheduled payroll date that is six (6) months after the Retirement Date (the “Deferred Initial Payment Date”), on which date the Company will pay to you (or your beneficiaries) a lump sum amount equal to the sum of the payments otherwise scheduled to be made prior to the Deferred Initial Payment Date. No interest will be paid to you on any amounts for which payment is delayed pursuant to the foregoing provision.
14.General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter between you and the Company, the Employment Agreement between you and the Company dated November 22, 2010 and the First Amendment to Employment Agreement between you and the Company dated August 13, 2013). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Iowa without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic (e.g., PDF) copies of signatures shall be equivalent to original signatures.

Exhibit 10.3

To accept the terms set forth above, please sign and date this Agreement and return the fully-executed Agreement to the Company.
We wish you the best in your future endeavors.
Sincerely,
NewLink Genetics Corporation
By:    /s/Charles J. Link, Jr. MD
Charles J. Link, Jr. MD
Chairman, Chief Executive Officer, and Chief Scientific Officer

Understood and Agreed:
/s/ W. Jay Ramsey, M.D., Ph.D.
W. Jay Ramsey, M.D., Ph.D.

Date May 22, 2015

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT